Exhibit 99.1

News from Xerox

For Immediate Release
Xerox Corporation
201 Merritt 7
Norwalk, CT   06851-1056
Tel    +1-203-968-3000

Xerox Exceeds Cash Flow Guidance, Grows EPS and Announces 2019 Guidance that Includes Further EPS Expansion

Fourth Quarter and Full Year 2018 Highlights:

•	Operating cash flow of $415 million in the quarter increases $564 million year-over-year, or $83 million year-over-year on an adjusted basis.

•	Operating cash flow of $1.14 billion for the full year exceeds guidance and increases $1.32 billion year-over-year, or $168 million year-over-year on an adjusted basis.

•	GAAP EPS from continuing operations of $0.56 in the quarter, an increase of $1.34 year-over-year; prior year included a $400 million charge associated with the enactment of U.S. tax reform.

•	Adjusted EPS of $1.14 in the quarter, an increase of $0.11 year-over-year.

•	Adjusted operating margin of 16.1 percent in the quarter expands 180 basis points year-over-year.

•	Returned $969 million to shareholders in the form of share repurchases and dividends for the full year.

•	Announcing 2019 full year guidance that includes delivering operating cash flow of $1.15 to $1.25 billion and free cash flow of $1.0 to $1.1 billion.

•
2019 full year guidance also includes expanding adjusted operating margin between 100 and 150 basis points year-over-year, as well as earnings growth that results in GAAP EPS of $2.60 to $2.70 and adjusted EPS of $3.70 to $3.80.

•	Board approves incremental share repurchase authority of $1.0 billion; company expects at least $300 million of share repurchases in 2019.

NORWALK, Conn., Jan. 29, 2019 - Xerox (NYSE: XRX) today announced its fourth-quarter and full year 2018 financial results.

“Our Q4 results reflect continued progress on our strategic initiatives to optimize our operations, re-energize our innovation engine and increase shareholder returns,” said Xerox Vice Chairman and CEO John Visentin. “We remain focused on removing complexity in the way we work, organizing more effectively, and creating a better customer experience, and we are seeing those efforts reflected in this quarter’s results.

“We are well positioned as we enter 2019 to continue to build on all our initiatives to deliver greater shareholder value. We look forward to sharing the details around our strategy and three-year financial expectations at our investor day on February 5.”

Business highlights from the quarter included:

•
To drive revenue through expansion of our U.S. SMB business, we are transitioning over 28,000 of our small- and mid-sized government, healthcare, education and graphic communications accounts to Xerox Business Solutions (formerly Global Imaging Systems). This will provide these customers a high-touch, locally accessible model that aligns to the route to market best suited to deliver an exceptional experience for them.

•
Over the last two quarters, we have focused on creating a simpler, more agile and effective organization through Project Own It, Xerox’s enterprise-wide transformation program. During the fourth quarter, we ramped up implementation of the program, which contributed to this quarter’s operating margin expansion.

•
The company recently renewed a long-standing relationship with Office Depot, supplying more than 8,000 devices across Office Depot/OfficeMax’s retail stores and regional offsite production facilities. The contract covers print technology in approximately 1,400 locations, making walk-up customer use more efficient, and providing high-quality color output for promotional materials, posters, invitations and other applications.

•
In a recent IDC report, Xerox was identified as the clear leader among document services providers, reflecting our broad portfolio of software and services solutions which deliver unique and differentiated value to our customers. Xerox's focus on security and digital transformation were highlighted as setting us apart from competitors, as were our industry-specific solutions expertise and global service delivery model.

Fourth Quarter and Full Year 2018 Financial Results

•	Earnings Per Share from continuing operations:

◦
GAAP EPS of $0.56 in the fourth quarter, an increase of $1.34 year-over-year, and $1.38 full year, an increase of $0.68 year-over-year. Prior year included a $400 million charge associated with the enactment of U.S. tax reform.

◦	Adjusted EPS of $1.14 in the fourth quarter, an increase of $0.11 year-over-year, and $3.46 full year, an increase of $0.01 year-over-year.

•
Total Revenue: $2.53 billion in the quarter, a decrease of 7.8 percent year-over-year or 6.1 percent in constant currency; $9.83 billion full year, a decrease of 4.2 percent year-over-year or 4.9 percent in constant currency.

•	Adjusted Operating Margin: 16.1 percent in the fourth quarter, an increase of 180 basis points year-over-year; 12.9 percent full year, an increase of 20 basis points year-over-year.

•	Cash, Cash Equivalents and Restricted Cash: $1.15 billion at the end of the year.

•	Cash Flow:

◦
Operating cash flow of $415 million in the fourth quarter, an increase of $564 million year-over-year, or $83 million year-over-year on an adjusted basis, and $1.14 billion full year, an increase of $1.32 billion year-over-year, or $168 million year-over-year on an adjusted basis.

◦	Free cash flow of $398 million in the fourth quarter, an increase of $101 million year-over-year, and $1.05 billion full year, an increase of $183 million year-over-year.

•
Return to Shareholders: The company returned $969 million to shareholders in the form of share repurchases and dividends in 2018, or 92 percent of its free cash flow, exceeding its commitment to return at least 50 percent of free cash flow to shareholders.

2019 Guidance
The company expects continued progress on its strategic initiatives in 2019, as projected in its financial guidance:

•	Operating cash flow between $1.15 and $1.25 billion and free cash flow between $1.0 and $1.1 billion.

•	Revenue decline of approximately 5% at constant currency.

•
Adjusted operating margin of 12.6 percent to 13.1 percent, an expansion of between 100 and 150 basis points year-over-year. In 2019, we are revising our definition of adjusted operating margin to exclude equity income.

•	GAAP earnings between $2.60 and $2.70 per share.

•	Adjusted earnings between $3.70 and $3.80 per share.

Xerox plans to update investors on its strategy and longer-term financial expectations during its investor day on February 5, 2019.

About Xerox
Xerox Corporation is a technology leader that innovates the way the world communicates, connects and works. We understand what’s at the heart of sharing information - and all of the forms it can take. We embrace the integration of paper and digital, the increasing requirement for mobility, and the need for seamless integration between work and personal worlds. Every day, our innovative print technologies and intelligent work solutions help people communicate and work better. Discover more at www.xerox.com and follow us on Twitter at @Xerox.

Non-GAAP Measures
This release refers to the following non-GAAP financial measures for the fourth-quarter 2018, full-year 2018 and full-year 2019 guidance:

•
Adjusted EPS, which excludes restructuring and related costs (including our share of Fuji Xerox restructuring), the amortization of intangibles, non-service retirement-related costs, transaction and related costs, net and other discrete adjustments including the impacts from the U.S. Tax Cuts and Jobs Act (U.S. tax reform) and a contract termination penalty.

•
Adjusted operating margin, which excludes the EPS adjustments noted above as well as the remainder of other expenses, net and includes equity income, as adjusted. In 2019 we plan on revising our definition of Adjusted operating margin to exclude equity income - accordingly the full-year 2019 guidance for adjusted operating margin is compared to a revised full-year 2018 adjusted operating margin on the same basis.

•	Constant currency revenue growth, which excludes the effects of currency translation.

•	Free cash flow, which is cash flow from continuing operations less capital expenditures.

•
A year-over-year change in fourth quarter and full year 2018 operating cash flows and free cash flows, which adjust 2017 cash flows for incremental voluntary pension contributions, deferred collections related to the sales of receivables, the termination of certain accounts receivable sale programs and the inclusion of changes in restricted cash.

Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measure.

Forward-Looking Statements
This release, and other written or oral statements made from time to time by management contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: our ability to address our business challenges in order to reverse revenue declines, reduce costs and increase productivity so that we can invest in and grow our business; changes in economic and political conditions, trade protection measures, licensing requirements and tax laws in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; the risk that partners, subcontractors and software vendors will not perform in a timely, quality manner; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; our ability to manage changes in the printing environment and expand equipment placements; interest rates, cost of borrowing and access to credit markets; funding requirements associated with our employee pension and retiree health benefit plans; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; any potential termination or restructuring of our relationship with FUJIFILM Holdings Corporation ("Fujifilm"); and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our 2017 Annual Report on Form 10-K, as well as our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. Xerox assumes no obligation to update any forward looking statements as a result of new information or future events or developments, except as required by law.

-XXX-

Media Contact:
Caroline Gransee-Linsey, Xerox, +1-203-849-2359, Caroline.Gransee-Linsey@xerox.com

Investor Contact:
Jennifer Horsley, Xerox, +1-203-849-2656, Jennifer.Horsley@xerox.com

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Xerox®, Xerox and Design® are trademarks of Xerox in the United States and/or other countries.

Xerox Corporation
Condensed Consolidated Statements of Income (Loss) (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(in millions, except per-share data)	2018	2017	2018	2017
Revenues
Sales	$1,079	$1,146	$3,972	$4,073
Services, maintenance and rentals	1,390	1,530	5,590	5,898
Financing	64	71	268	294
Total Revenues	2,533	2,747	9,830	10,265
Costs and Expenses
Cost of sales	657	710	2,412	2,487
Cost of services, maintenance and rentals	830	895	3,359	3,518
Cost of financing	32	34	132	133
Research, development and engineering expenses	94	106	397	424
Selling, administrative and general expenses	555	636	2,390	2,526
Restructuring and related costs	67	24	158	216
Amortization of intangible assets	12	12	48	53
Transaction and related costs, net	5	9	68	9
Other expenses, net	142	95	268	329
Total Costs and Expenses	2,394	2,521	9,232	9,695
Income before Income Taxes & Equity Income(1)	139	226	598	570
Income tax expense	37	444	257	481
Equity in net income of unconsolidated affiliates	39	25	33	115
Income (Loss) from Continuing Operations	141	(193)	374	204
Income from discontinued operations, net of tax	—	6	—	3
Net Income (Loss)	141	(187)	374	207
Less: Net income attributable to noncontrolling interests	4	3	13	12
Net Income (Loss) Attributable to Xerox	$137	$(190)	$361	$195

Amounts Attributable to Xerox:
Net income (loss) from continuing operations	$137	$(196)	$361	$192
Income from discontinued operations, net of tax	—	6	—	3
Net Income (Loss) Attributable to Xerox	$137	$(190)	$361	$195

Basic Earnings (Loss) per Share:
Continuing operations	$0.56	$(0.78)	$1.40	$0.70
Discontinued operations	—	0.02	—	0.01
Total Basic Earnings (Loss) per Share	$0.56	$(0.76)	$1.40	$0.71

Diluted Earnings (Loss) per Share:
Continuing operations	$0.56	$(0.78)	$1.38	$0.70
Discontinued operations	—	0.02	—	0.01
Total Diluted Earnings (Loss) per Share	$0.56	$(0.76)	$1.38	$0.71
____________________________
(1) Referred to as “Pre-Tax Income” throughout the remainder of this document.

Xerox Corporation
Condensed Consolidated Statements of Comprehensive Income (Loss) (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2018	2017	2018	2017
Net income (loss)	$141	$(187)	$374	$207
Less: Net income attributable to noncontrolling interests	4	3	13	12
Net Income (Loss) Attributable to Xerox	137	(190)	361	195

Other Comprehensive (Loss) Income, Net:
Translation adjustments, net	(83)	(8)	(242)	483
Unrealized gains, net	11	5	16	1
Changes in defined benefit plans, net	218	150	409	106
Other Comprehensive Income, Net	146	147	183	590
Less: Other comprehensive income, net attributable to noncontrolling interests	—	—	—	1
Other Comprehensive Income, Net Attributable to Xerox	146	147	183	589

Comprehensive Income (Loss), Net	287	(40)	557	797
Less: Comprehensive income, net attributable to noncontrolling interests	4	3	13	13
Comprehensive Income (Loss), Net Attributable to Xerox	$283	$(43)	$544	$784

Xerox Corporation
Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except share data in thousands)	December 31, 2018	December 31, 2017
Assets
Cash and cash equivalents	$1,084	$1,293
Accounts receivable, net	1,276	1,357
Billed portion of finance receivables, net	105	112
Finance receivables, net	1,218	1,317
Inventories	818	915
Other current assets	194	236
Total current assets	4,695	5,230
Finance receivables due after one year, net	2,149	2,323
Equipment on operating leases, net	442	454
Land, buildings and equipment, net	499	629
Investments in affiliates, at equity	1,403	1,404
Intangible assets, net	220	268
Goodwill	3,867	3,930
Deferred tax assets	740	1,026
Other long-term assets	859	682
Total Assets	$14,874	$15,946
Liabilities and Equity
Short-term debt and current portion of long-term debt	$961	$282
Accounts payable	1,091	1,108
Accrued compensation and benefits costs	349	444
Accrued expenses and other current liabilities	850	907
Total current liabilities	3,251	2,741
Long-term debt	4,269	5,235
Pension and other benefit liabilities	1,482	1,595
Post-retirement medical benefits	350	662
Other long-term liabilities	269	206
Total Liabilities	9,621	10,439

Convertible Preferred Stock	214	214

Common stock	232	255
Additional paid-in capital	3,321	3,893
Treasury stock, at cost	(55)	—
Retained earnings	5,072	4,856
Accumulated other comprehensive loss	(3,565)	(3,748)
Xerox shareholders’ equity	5,005	5,256
Noncontrolling interests	34	37
Total Equity	5,039	5,293
Total Liabilities and Equity	$14,874	$15,946

Shares of common stock issued	231,690	254,613
Treasury stock	(2,067)	—
Shares of Common Stock Outstanding	229,623	254,613

Xerox Corporation
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2018	2017	2018	2017
Cash Flows from Operating Activities
Net Income (Loss)	$141	$(187)	$374	$207
Income from discontinued operations, net of tax	—	(6)	—	(3)
Income (loss) from continuing operations	141	(193)	374	204
Adjustments required to reconcile net income (loss) to cash flows from operating activities:
Depreciation and amortization	128	128	526	527
Provisions	14	14	70	73
Net gain on sales of businesses and assets	—	(1)	(35)	(15)
Undistributed equity in net income of unconsolidated affiliates	(16)	38	(7)	(18)
Stock-based compensation	13	13	57	52
Restructuring and asset impairment charges	66	23	157	197
Payments for restructurings	(40)	(55)	(170)	(220)
Defined benefit pension cost	86	61	175	194
Contributions to defined benefit pension plans	(33)	(119)	(144)	(836)
(Increase) decrease in accounts receivable and billed portion of finance receivables	(7)	(355)	30	(529)
Decrease (increase) in inventories	126	118	35	(69)
Increase in equipment on operating leases	(66)	(62)	(248)	(217)
(Increase) decrease in finance receivables	(15)	(47)	166	162
Decrease (increase) in other current and long-term assets	12	29	29	(19)
Decrease in accounts payable	(30)	(69)	(18)	(15)
(Decrease) increase in accrued compensation	(15)	31	(112)	(27)
Increase (decrease) in other current and long-term liabilities	40	(119)	51	(80)
Net change in income tax assets and liabilities	11	446	176	410
Net change in derivative assets and liabilities	(12)	(15)	(14)	75
Other operating, net	12	(15)	42	(28)
Net cash provided by (used in) operating activities of continuing operations	415	(149)	1,140	(179)
Net cash provided by (used in) operating activities of discontinued operations	—	9	—	(88)
Net cash provided by (used in) operating activities	415	(140)	1,140	(267)
Cash Flows from Investing Activities
Cost of additions to land, buildings, equipment and software	(17)	(35)	(90)	(105)
Proceeds from sales of land, buildings and equipment	27	1	59	3
Proceeds from sale of businesses	—	—	—	20
Acquisitions, net of cash acquired	—	(11)	—	(87)
Collections of deferred proceeds from sales of receivables	—	56	—	213
Collections on beneficial interest from sales of finance receivables	—	8	—	21
Other investing, net	1	127	2	100
Net cash provided by (used in) investing activities	11	146	(29)	165
Cash Flows from Financing Activities
Net payments on debt	(1)	(486)	(307)	(822)
Dividends	(65)	(68)	(269)	(291)
Payments to acquire treasury stock, including fees	(416)	—	(700)	—
Other financing, net	(4)	(1)	(25)	128
Net cash used in financing activities	(486)	(555)	(1,301)	(985)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(10)	(2)	(30)	53
Decrease in cash, cash equivalents and restricted cash	(70)	(551)	(220)	(1,034)
Cash, cash equivalents and restricted cash at beginning of period	1,218	1,919	1,368	2,402
Cash, Cash Equivalents and Restricted Cash at End of Period	$1,148	$1,368	$1,148	$1,368

Revenues

	Three Months Ended December 31,				% of Total Revenue
(in millions)	2018	2017	% Change	CC % Change	2018	2017
Equipment sales	$629	$695	(9.5)%	(7.7)%	25%	25%
Post sale revenue	1,904	2,052	(7.2)%	(5.5)%	75%	75%
Total Revenue	$2,533	$2,747	(7.8)%	(6.1)%	100%	100%

Reconciliation to Condensed Consolidated Statements of Income:
Sales	$1,079	$1,146	(5.8)%	(4.1)%
Less: Supplies, paper and other sales	(450)	(464)	(3.0)%	(1.3)%
Add: Equipment-related training(1)	—	13	NM	NM
Equipment Sales	$629	$695	(9.5)%	(7.7)%

Services, maintenance and rentals	$1,390	$1,530	(9.2)%	(7.5)%
Add: Supplies, paper and other sales	450	464	(3.0)%	(1.3)%
Add: Financing	64	71	(9.9)%	(8.5)%
Less: Equipment-related training(1)	—	(13)	NM	NM
Post Sale Revenue	$1,904	$2,052	(7.2)%	(5.5)%

North America	$1,517	$1,601	(5.2)%	(4.9)%	60%	58%
International	929	1,001	(7.2)%	(3.2)%	37%	37%
Other	87	145	(40.0)%	(40.0)%	3%	5%
Total Revenue(2)	$2,533	$2,747	(7.8)%	(6.1)%	100%	100%

Memo:
Managed Document Services(3)	$876	$913	(4.1)%	(1.7)%	35%	33%
____________________________
CC - Constant Currency (see "Non-GAAP Financial Measures" section).

(1)
In 2018, upon adoption of ASU 2014-09 Revenue Recognition, revenue from training related to equipment installation is now included in Equipment Sales. In prior periods, this revenue was reported within Services, maintenance and rentals.

(2)	Refer to Appendix II for our Geographic Sales Channels and Product/Offering Definitions.

(3)
Excluding equipment revenue, Managed Document Services (MDS) was $745 million and $768 million in fourth quarter 2018 and 2017, respectively, representing a decrease of 3.0% including a 2.1-percentage point unfavorable impact from currency.

Fourth quarter 2018 total revenue decreased 7.8% as compared to fourth quarter 2017, including a 1.7-percentage point unfavorable impact from currency, and a combined 1.7-percentage point unfavorable impact from lower OEM sales and prior year revenues from a licensing agreement. Fourth quarter 2018 total revenue reflected the following:

•
Post sale revenue primarily reflects contracted services, equipment maintenance, supplies and financing. These revenues are associated not only with the population of devices in the field, which is affected by installs and removals, but also by the page volumes generated from the usage of such devices, and the revenue per printed page. Post sale revenue decreased 7.2% as compared to fourth quarter 2017, with a 1.7-percentage point unfavorable impact from currency and a 0.9-percentage point unfavorable impact from lower licensing revenues associated with a prior year agreement.

◦
Services, maintenance and rentals revenue includes rental and maintenance revenue (including bundled supplies) as well as the post sale component of the document services revenue from our Managed Document Services (MDS) offerings, and revenues from our Communication and Marketing Solutions (CMS). These revenues decreased 9.2% with a 1.7-percentage point unfavorable impact from currency. The decline at constant currency[1] reflected the continuing trends of lower page volumes (including a higher mix of lower usage products), an ongoing competitive price environment, and a lower population of devices, which are partially associated with continued lower signings and lower installs in prior periods. This decline also reflected $20 million of lower revenues associated with a prior year licensing agreement, and was partially mitigated by higher revenues from our partner print services offering.

◦
Supplies, paper and other sales includes unbundled supplies and other sales. These revenues decreased 3.0% as compared to fourth quarter 2017, including a 1.7-percentage point unfavorable impact from currency. The decline at constant currency[1] included a 1.3-percentage point unfavorable impact from lower OEM sales, as well as the impact of lower supplies revenues in North America and Europe, partially offset by higher supplies and paper sales in developing markets and higher IT network integration solutions sales from our Xerox Business Solutions (XBS) business, formerly known as Global Imaging Systems.

◦
Financing revenue is generated from financed equipment sale transactions. The 9.9% decline in these revenues reflected a continued decline in finance receivables balance due to lower equipment sales in prior periods and included a 1.4-percentage point unfavorable impact from currency.

	Three Months Ended December 31,				% of Equipment Sales
(in millions)	2018	2017	% Change	CC % Change	2018	2017
Entry(1)	$66	$68	(2.9)%	0.2%	11%	10%
Mid-range	418	428	(2.3)%	(1.2)%	66%	61%
High-end	138	166	(16.9)%	(14.7)%	22%	24%
Other(1)	7	33	(78.8)%	(78.8)%	1%	5%
Equipment Sales(2)	$629	$695	(9.5)%	(7.7)%	100%	100%
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CC - Constant Currency (see "Non-GAAP Financial Measures" section).

(1)
In 2018 revenues from our OEM business are included in Other, which had historically been reported within Entry. This reclassification was made to provide better transparency to our business results. Prior year amounts have been adjusted to conform to this change.

(2)
In 2018, upon adoption of ASU 2014-09 Revenue Recognition, revenue from training related to equipment installation is now included in Equipment Sales (previously included in Post Sale Revenue). Prior year amounts have been adjusted to conform to this change.

•
Equipment sales revenue decreased 9.5% as compared to fourth quarter 2017, with a 1.8-percentage point unfavorable impact from currency and was impacted by price declines of approximately 5% (which were in-line with our historic declines), and included a 3.0-percentage point unfavorable impact from lower OEM equipment sales. The decline at constant currency[1] was partially affected by higher sales in the prior year following the completion of the ConnectKey launch, and reflected the following:

◦	Entry - The modest increase reflected higher installs of our ConnectKey devices in our European and U.S. indirect channels.

◦
Mid-range - The decrease primarily reflected lower sales through our Enterprise channel in the U.S. (impacted by lower signings in prior periods), partially offset by higher revenues from our XBS business and indirect channels in the U.S. as well as Europe.

◦
High-end - The decrease was driven by lower sales of our iGen and Versant systems along with lower revenues from black-and-white systems, reflecting market decline trends. These declines were only partially mitigated by demand for our Iridesse production press and higher sales of our recently upgraded cut-sheet inkjet production systems.

Total Installs
Installs reflect new placement of devices only. Revenue associated with equipment installations (discussed below) may be reflected up-front in Equipment sales or over time either through rental income or as part of our Managed Document Services revenues (which are both reported within our post sale revenues), depending on the terms and conditions of our agreements with customers. Install activity includes Managed Document Services and Xerox-branded products shipped to our XBS business. Detail by product group (see Appendix II) is shown below:

Entry2

•	11% increase in color multifunction devices, reflecting higher installs of ConnectKey devices through our indirect channels in the U.S. and Europe.

•
9% increase in black-and-white multifunction devices, driven largely by higher activity from low-end devices in developing markets as well as higher installs of ConnectKey devices through our indirect channels in the U.S. and Europe.

Mid-Range3

•	3% increase in mid-range color installs reflecting higher installs of ConnectKey devices through our indirect channels in the U.S. and Europe.

•	1% increase in mid-range black-and-white, reflecting demand for ConnectKey products primarily from our Europe and U.S. indirect channels.
High-End3

•	12% decrease in high-end color installs, as demand for our new Iridesse production press was offset by lower installs of iGen and lower-end production systems including Versant systems.

•	34% decrease in high-end black-and-white systems reflecting market trends and our customers' technology refresh cycles in the U.S.
Signings
Signings are defined as estimated future revenues from contracts signed during the period, including renewals of existing contracts. Renewal rate is defined as the annual recurring revenue (ARR) on contracts that are renewed during the period as a percentage of ARR on all contracts for which a renewal decision was made during the period. Our reported signings primarily represent those from our Enterprise deals, as we do not currently include signings from our growing partner print services offerings or those from our XBS business. Total Contract Value (TCV) is the estimated total contractual revenue related to signed contracts. Signings expressed in TCV were as follows:

	Three Months Ended December 31,				Year Ended December 31,
(in millions)	2018	2017	% Change	CC % Change	2018	2017	% Change	CC % Change
Signings	$747	$953	(21.6)%	(22.6)%	$2,366	$2,714	(12.8)%	(13.9)%
____________________________
CC - Constant Currency (see "Non-GAAP Financial Measures" section).
Fourth quarter 2018 signings decreased 21.6% from fourth quarter 2017, including a 1.0-percentage point favorable impact from currency, reflecting lower new business and renewals. On a trailing twelve month (TTM) basis, signings decreased 12.8% from the comparable prior year period, with a 1.1-percentage point favorable impact from currency. We continue to see ongoing competitive pressure in the market as well as longer decision cycles, however the decline in the fourth quarter 2018 was also impacted as follows:
New business TCV decreased 24.9% from fourth quarter 2017, reflecting declines both in Europe and the U.S. and included a 1.0-percentage point favorable impact from currency. The decline at constant currency1 also reflected the unfavorable impact of a lower mix of Enterprise deals as signings from our growing partner print services offerings and those from our XBS business are not included, as defined above. On a TTM basis, new business decreased 6.0% at constant currency.1
The renewal signings decline was driven by less renewal opportunity, as the renewal rate of 85% for the fourth quarter 2018 was within our target range of 85% to 90% and reflected an improvement over recent quarters. The fewer renewal opportunities reflected both the inherent volatility in the timing of signings as well as recently instituted enhanced discipline to ensure that we are not diminishing our return on investment by renewing too early. Our contract renewal rate for the full year 2018 was 82%, compared to our full year 2017 renewal rate of 84%.

____________________________

(1)	See the “Non-GAAP Financial Measures” section for an explanation of the non-GAAP financial measure.

(2)	Entry installations exclude OEM sales; including OEM sales, Entry color multifunction devices decreased 22%, while Entry black-and-white multifunction devices decreased 8%.

(3)
Mid-range and High-end color installations exclude Fuji Xerox digital front-end sales; including Fuji Xerox digital front-end sales, Mid-range color devices increased 3%, and High-end color systems decreased 13%.

Costs, Expenses and Other Income
Summary of Key Financial Ratios
The following is a summary of key financial ratios used to assess our performance:

	Three Months Ended December 31,
(in millions)	2018	2017	B/(W)
Gross Profit	$1,014	$1,108	$(94)
RD&E	94	106	12
SAG	555	636	81

Equipment Gross Margin	33.1%	27.8%	5.3 pts.
Post sale Gross Margin	42.3%	44.6%	(2.3) pts.
Total Gross Margin	40.0%	40.3%	(0.3) pts.
RD&E as a % of Revenue	3.7%	3.9%	0.2 pts.
SAG as a % of Revenue	21.9%	23.2%	1.3 pts.

Pre-tax Income	$139	$226	$(87)
Pre-tax Income Margin	5.5%	8.2%	(2.7) pts.

Adjusted(1) Operating Profit	$409	$392	$17
Adjusted(1) Operating Margin	16.1%	14.3%	1.8 pts.
____________________________
(1) See the “Non-GAAP Financial Measures” section for an explanation of the non-GAAP financial measure.
Pre-tax Income Margin
Fourth quarter 2018 pre-tax income margin of 5.5% decreased 2.7-percentage points as compared to fourth quarter 2017. The decrease was primarily driven by lower revenue and higher restructuring and related costs as well as a $43 million charge related to the termination of an IT services arrangement (see Other Expenses, Net section for further details), partially offset by lower operating expenses that reflected primarily the net benefit from our business transformation actions.
Adjusted1 Operating Margin
Fourth quarter 2018 adjusted1 operating margin of 16.1% increased 1.8-percentage points as compared to fourth quarter 2017 (including a modest 0.1-percentage point favorable impact from transaction currency) primarily reflecting the impact of higher equity income and SAG savings and cost productivity, associated with our business transformation actions and lower compensation expense, which more than offset the pace of revenue decline. The prior year also included the benefit of approximately 1.0-percentage point related to higher licensing revenues in the prior year associated with a licensing agreement and a change in estimate related to consumables usage by customers.
Gross Margin
Fourth quarter 2018 gross margin of 40.0% decreased by 0.3-percentage points compared to fourth quarter 2017, reflecting higher equipment margin partially offset by lower post sale margin.
Fourth quarter 2018 equipment gross margin of 33.1% increased by 5.3-percentage points as compared to fourth quarter 2017, reflecting the mix benefit from lower OEM sales (which carry a negative upfront margin) as well as savings from cost productivity initiatives.
Fourth quarter 2018 post sale gross margin of 42.3% decreased by 2.3-percentage points as compared to fourth quarter 2017 reflecting lower revenues and an unfavorable mix of lower maintenance revenues, partially offset by productivity and restructuring savings. The decrease also included a combined 1.2-percentage point unfavorable impact from higher revenues in the prior year associated with a licensing agreement and the prior year benefit from a change in estimate related to consumables usage by customers.
Research, Development and Engineering Expenses (RD&E)
Fourth quarter 2018 RD&E as a percentage of revenue of 3.7% was 0.2-percentage points lower as compared to fourth quarter 2017.

RD&E of $94 million decreased $12 million as compared to fourth quarter 2017 and reflected restructuring and cost productivity savings, partially offset by modest investments in innovation in complementary market areas.
Selling, Administrative and General Expenses (SAG)
SAG as a percentage of revenue of 21.9% decreased by 1.3-percentage points as compared to fourth quarter 2017, reflecting primarily the benefit from productivity and restructuring associated with our business transformation actions.
SAG of $555 million was $81 million lower than fourth quarter 2017, including an approximate $10 million favorable impact from currency. The reduction primarily reflected productivity and restructuring savings associated with our business transformation actions along with lower annual performance incentive compensation expense, which were partially offset by $10 million of charges related to the cancellation of certain IT projects as we continue to evaluate the returns on our IT investments. Bad debt expense of $1 million was $2 million lower than fourth quarter 2017 and on a trailing twelve month basis (TTM) remained at less than one percent of receivables.
Restructuring and Related Costs
Restructuring and related costs of $67 million for the fourth quarter 2018 included net restructuring and asset impairment charges of $66 million and $1 million of additional costs primarily related to professional support services associated with the business transformation initiatives.
Fourth quarter 2018 net restructuring and asset impairment charges of $66 million included $72 million of severance costs related to headcount of approximately 850 employees worldwide and $1 million of lease cancellation costs. The actions were predominantly in our International Operations, which resulted in higher average restructuring cost per employee as compared to the prior year and prior quarter. These costs were partially offset by $7 million of net reversals for changes in estimated reserves from prior period initiatives. Fourth quarter 2018 actions impacted several functional areas, with approximately 15% focused on gross margin improvements, approximately 80% focused on SAG reductions, and the remainder focused on RD&E optimization.
Restructuring and related costs of $24 million for the fourth quarter 2017 included net restructuring and asset impairment charges of $23 million and $1 million of additional costs primarily related to professional support services associated with the implementation of the Strategic Transformation program.
Fourth quarter 2017 net restructuring and asset impairment charges of $23 million included $25 million of severance costs related to headcount reductions of approximately 500 employees worldwide, $1 million of lease cancellation charges and $7 million of asset impairment losses related to the closure of a manufacturing site in Latin America. Fourth quarter 2017 actions impacted several functional areas, with approximately 35% focused on gross margin improvements and approximately 60% on SAG reductions, with the remainder focused on RD&E optimization. These costs were partially offset by $10 million of net reversals for changes in estimated reserves from prior period initiatives.
The restructuring reserve balance as of December 31, 2018 for all programs was $95 million, of which $93 million is expected to be spent over the next twelve months.
Transaction and Related Costs, Net
During the fourth quarter 2018, we recorded Transaction and related costs, net of $5 million, primarily for related legal and audit services.
We continue to pursue additional recoveries from insurance carriers and other parties for costs and expenses related to the terminated Transaction and related shareholder litigation and therefore additional recoveries and adjustments may be recorded in future periods, when finalized.
Amortization of Intangible Assets
Fourth quarter 2018 Amortization of intangible assets of $12 million was flat compared to fourth quarter 2017.
Worldwide Employment
Worldwide employment was approximately 32,400 as of December 31, 2018 and decreased by approximately 2,900 from December 31, 2017, largely driven by our business transformation. Approximately half of the reduction was associated with restructuring actions, while the remaining resulted from net attrition (attrition net of gross hires), of which a large portion is not expected to be backfilled.

Other Expenses, Net

	Three Months Ended December 31,
(in millions)	2018	2017
Non-financing interest expense	$28	$30
Non-service retirement-related costs	67	59
Interest income	(3)	(2)
Gains on sales of businesses and assets	—	(1)
Currency losses, net	3	—
Loss on sales of accounts receivable	1	1
Contract termination costs - IT services	43	—
Loss on early extinguishment of debt	—	7
All other expenses, net	3	1
Other expenses, net	$142	$95

Non-financing interest expense
Fourth quarter 2018 non-financing interest expense of $28 million was $2 million lower than fourth quarter 2017. When combined with financing interest expense (Cost of financing), total interest expense decreased by $4 million from fourth quarter 2017 due primarily to a lower debt balance.
Non-service retirement-related costs
Fourth quarter 2018 non-service retirement-related costs were $8 million higher than fourth quarter 2017, primarily driven by higher losses from pension settlements in the U.S. partially offset by the favorable impact of higher pension contributions and asset returns in the prior year, as well as the favorable impact of an amendment to our U.S. Retiree Health Plan.
Contract termination costs
In the fourth quarter 2018 we recorded a $43 million penalty associated with a minimum purchase commitment that will not be fulfilled due to the termination of an IT services arrangement. The minimum purchase commitment had originally been entered into in connection with the sale of the Information Technology Outsourcing (ITO) business in 2015.
Loss on early extinguishment of debt
During the fourth quarter of 2017, we recorded a $7 million loss associated with the repayment of $475 million in Senior Notes.
Income Taxes
Fourth quarter 2018 effective tax rate was 26.6% and includes a reduction of $6 million related to a change in the provisional estimated impact from the 2017 Tax Cuts and Jobs Act (the "Tax Act") as discussed below. On an adjusted1 basis, fourth quarter 2018 effective tax rate was 27.9%. This rate was higher than the U.S. statutory tax rate of 21% primarily due to the geographical mix of profits. The adjusted1 effective tax rate excludes the tax impacts associated with the following charges: Restructuring and related costs, Amortization of intangible assets, Transaction and related costs, net, non-service retirement-related costs as well as other discrete, unusual or infrequent items as described in our Non-GAAP Financial Measures section, which include the impact of the Tax Act discussed below.
Fourth quarter 2017 effective tax rate was 196.5%. This rate included our estimated impact of the 2017 Tax Act. On an adjusted1 basis, fourth quarter 2017 effective tax rate was 26.1%. This rate was lower than the U.S. statutory tax rate of 35% primarily due to foreign tax credits. The adjusted1 effective tax rate excludes the tax impacts associated with the following charges: Restructuring and related costs, Amortization of intangible assets, non-service retirement-related costs and other discrete items including the impact of the Tax Act.
Our effective tax rate is based on nonrecurring events as well as recurring factors, including the taxation of foreign income. In addition, our effective tax rate will change based on discrete or other nonrecurring events that may not be predictable.

Tax Cuts and Jobs Act (the “Tax Act”)
On December 22, 2017, the Tax Cuts and Jobs Act (the “Tax Act”) was enacted. The Tax Act significantly revises the U.S. corporate income tax system by, among other things, lowering the U.S. statutory corporate income tax rate from 35% to 21% and implementing a territorial tax system that includes a one-time transition tax on deemed repatriated earnings of foreign subsidiaries.
During the fourth quarter 2017, we recorded an estimated non-cash charge of $400 million reflecting our provisional estimated impact associated with the provisions of the Tax Act based on currently available information. Our estimated charge incorporated assumptions based on our current interpretation of the Tax Act as well as information available at that time and was subject to change, possibly materially, as we completed our analysis and received additional clarification and implementation guidance. During 2018, we adjusted our provisional estimate by an additional charge of $89 million ($6 million reduction in the fourth quarter 2018), reflecting certain positions taken on our filed 2017 income tax return as well as consideration of additional guidance from the U.S. Treasury and Internal Revenue Service (IRS). The adjustments include changes to the determination of the one-time deemed repatriation tax as well as additional re-measurement of our U.S. deferred tax assets and liabilities to the lower enacted statutory tax rate. The total charge of $489 million related to the Tax Act may change in the future based on new guidance being issued or changes in our expected filing positions.
Effective January 1, 2018, we became subject to various provisions of the Tax Act including computations related to Global Intangible Low Taxed Income ("GILTI"), Foreign Derived Intangible Income ("FDII"), Base Erosion and Anti-Abuse Tax ("BEAT"), and IRC Section 163(j) interest limitation (Interest Limitation). Accordingly, our 2018 effective tax rate includes the impact for these items, which was approximately $15 million on a full year basis. The estimates for these additional provisions of the Tax Act were made based on our current interpretation of the Tax Act as well as currently available information and may change, as we receive additional clarification and implementation guidance.
Equity in Net Income of Unconsolidated Affiliates
Equity in net income of unconsolidated affiliates primarily reflects our 25% share of Fuji Xerox net income. Fourth quarter 2018 equity income of $39 million increased $14 million compared to fourth quarter 2017, primarily reflecting savings from restructuring partially offset by $4 million of higher year-over-year charges related to our share of Fuji Xerox after-tax restructuring.

Net Income (Loss) from Continuing Operations
Fourth quarter 2018 net income from continuing operations attributable to Xerox was $137 million, or $0.56 per diluted share. On an adjusted1 basis, net income from continuing operations attributable to Xerox was $280 million, or $1.14 per diluted share. Fourth quarter 2018 adjustments to net income include Restructuring and related costs, Amortization of intangible assets, Transaction and related costs, net as well as non-service retirement-related costs and other discrete, unusual or infrequent items as described in our Non-GAAP Financial Measures section.
Fourth quarter 2017 net loss from continuing operations attributable to Xerox was $196 million, or $0.78 per diluted share, which included an estimated non-cash charge of $400 million or $1.55 per diluted share impact for the provisions associated with the Tax Cuts and Jobs Act. See the "Income Taxes" section for further explanation. On an adjusted1 basis, net income from continuing operations attributable to Xerox was $272 million, or $1.03 per diluted share. Fourth quarter 2017 adjustments to net income include Restructuring and related costs, Amortization of intangible assets, Transaction and related costs, net as well as non-service retirement-related costs and other discrete, unusual or infrequent items as described in our Non-GAAP Financial Measures section.
See the "Non-GAAP Financial Measures" section for the calculation of adjusted EPS. The calculations of basic and diluted earnings per share are included as Appendix I.

Capital Resources and Liquidity
The following summarizes our cash, cash equivalents and restricted cash:

	Three Months Ended December 31,
(in millions)	2018	2017	Change
Net cash provided by (used in) operating activities of continuing operations	$415	$(149)	$564
Net cash provided by operating activities of discontinued operations	—	9	(9)
Net cash provided by (used in) operating activities	415	(140)	555

Net cash provided by investing activities	11	146	(135)

Net cash used in financing activities	(486)	(555)	69

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(10)	(2)	(8)
Decrease in cash, cash equivalents and restricted cash	(70)	(551)	481
Cash, cash equivalents and restricted cash at beginning of period	1,218	1,919	(701)
Cash, Cash Equivalents and Restricted Cash at End of Period	$1,148	$1,368	$(220)
Cash Flows from Operating Activities
Net cash provided by operating activities of continuing operations was $415 million in fourth quarter 2018. The $564 million increase in operating cash from fourth quarter 2017 was primarily due to the following:

•
$348 million increase from accounts receivable primarily due to the termination of all accounts receivable sales arrangements in North America and all but one arrangement in Europe during the fourth quarter 2017 and the prior year reclassification of $56 million of collections of deferred proceeds from the sales of accounts receivables to investing.

•	$86 million increase from lower pension contributions.

•	$57 million increase due to the prior year payment of restricted cash balances in connection with the termination of our accounts receivable sales arrangements.

•	$38 million increase from accounts payable primarily due to the year-over-year timing of supplier and vendor payments.

•	$36 million increase primarily related to the prior year settlements of foreign currency derivative contracts associated with intercompany borrowings.

•	$32 million increase from finance receivables primarily related to a higher level of run-off.

•	$15 million increase from lower restructuring payments.

•	$43 million decrease due to dividends received in the prior year from equity investments other than Fuji Xerox representing the accumulation of earnings over multiple years.

•	$28 million decrease from higher net tax payments.
Cash Flows from Investing Activities
Net cash provided by investing activities was $11 million in fourth quarter 2018. The $135 million decrease in cash from fourth quarter 2017 was primarily due to the following:

•	$127 million decrease due to the prior year receipt of the final payment of the performance-based instrument associated with our 1997 sale of The Resolution Group (TRG).

•	$56 million decrease is primarily a result of the termination of certain accounts receivable sales arrangements in fourth quarter 2017.

•	$26 million increase due to the sale of surplus buildings in Ireland in fourth quarter 2018.

•	$18 million increase from lower capital expenditures.
Cash Flows from Financing Activities
Net cash used in financing activities was $486 million in fourth quarter 2018. The $69 million decrease in the use of cash from fourth quarter 2017 was primarily due to the following:

•
$485 million decrease from net debt activity. Fourth quarter 2017 reflects payments of $488 million on Senior Notes, which includes a prepayment premium of $13 million compared to no debt activity in the current year.

•	$416 million increase due to the resumption of share repurchases in 2018.
Cash, Cash Equivalents and Restricted Cash
Restricted cash primarily relates to escrow cash deposits made in Brazil associated with tax litigation. Various litigation matters in Brazil require us to make cash deposits to escrow as a condition of continuing the litigation. Restricted cash amounts are classified in our Condensed Consolidated Balance Sheets based on when the cash will be contractually or judicially released.

(in millions)	December 31, 2018	December 31, 2017
Cash and cash equivalents	$1,084	$1,293
Restricted cash
Litigation deposits in Brazil	61	72
Other restricted cash	3	3
Total Restricted cash	64	75
Cash, cash equivalents and restricted cash	$1,148	$1,368
Restricted cash was reported in the Condensed Consolidated Balance Sheets as follows:

(in millions)	December 31, 2018	December 31, 2017
Other current assets	$1	$1
Other long-term assets	63	74
Total Restricted cash	$64	$75
Debt and Customer Financing Activities
The following summarizes our debt:

(in millions)	December 31, 2018	December 31, 2017
Principal debt balance(1)	$5,281	$5,579
Net unamortized discount	(25)	(35)
Debt issuance costs	(25)	(32)
Fair value adjustments(2)
- terminated swaps	2	4
- current swaps	(3)	1
Total Debt	$5,230	$5,517
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(1)	Includes Notes Payable of $6 million as of December 31, 2017. There were no Notes Payable as of December 31, 2018.

(2)
Fair value adjustments include the following: (i) fair value adjustments to debt associated with terminated interest rate swaps, which are being amortized to interest expense over the remaining term of the related notes; and (ii) changes in fair value of hedged debt obligations attributable to movements in benchmark interest rates. Hedge accounting requires hedged debt instruments to be reported inclusive of any fair value adjustment.

Credit Rating Downgrade
In 2018, Xerox’s credit ratings were downgraded by Moody’s Investors Service (“Moody’s”), Standard and Poors (“S&P”) and FitchRatings one notch, from Baa3, BBB- and BBB- to Ba1, BB+ and BB+, respectively.  Although the downgrades resulted in Xerox’s credit rating falling below investment grade, our liquidity remains strong, with over $1 billion in cash and cash equivalents, an undrawn Credit Facility of $1.8 billion and 2018 operating cash flow of $1.1 billion.
The impact of the downgrades on Xerox’s debt agreements include the following:

•
The annual facility fee under the Company’s $1.8 billion Credit Facility increased from 0.200% to 0.250% on the total facility amount and the spread to LIBOR for borrowings under the Credit Facility will increase from 1.175% to 1.375%.  The Company currently has no outstanding borrowings under the Credit Facility and none at December 31, 2018.

•
The Company’s $1.0 billion Senior Notes due 2023 include a provision that requires an increase in the coupon rate for rating downgrades by Moody’s and/or S&P.  Accordingly, the coupon rate of 3.625% will increase by 0.50% to 4.125% effective March 15, 2019.

The above impacts are expected to result in an increase in 2019 total interest expense of approximately $5 million.
Finance Assets and Related Debt
The following represents our total finance assets, net associated with our lease and finance operations:

(in millions)	December 31, 2018	December 31, 2017
Total finance receivables, net(1)	$3,472	$3,752
Equipment on operating leases, net	442	454
Total Finance Assets, net(2)	$3,914	$4,206
____________________________

(1)	Includes (i) Billed portion of finance receivables, net, (ii) Finance receivables, net and (iii) Finance receivables due after one year, net as included in our Condensed Consolidated Balance Sheets.

(2)	The change from December 31, 2017 includes a decrease of $94 million due to currency.
Our lease contracts permit customers to pay for equipment over time rather than at the date of installation; therefore, we maintain a certain level of debt (that we refer to as financing debt) to support our investment in these lease contracts, which are reflected in total finance assets, net. For this financing aspect of our business, we maintain an assumed 7:1 leverage ratio of debt to equity as compared to our finance assets.
Based on this leverage, the following represents the breakdown of total debt between financing debt and core debt:

(in millions)	December 31, 2018	December 31, 2017
Finance receivables debt(1)	$3,038	$3,283
Equipment on operating leases debt	387	397
Financing debt	3,425	3,680
Core debt	1,805	1,837
Total Debt	$5,230	$5,517
____________________________

(1)	Finance receivables debt is the basis for our calculation of "Cost of financing" expense in the Condensed Consolidated Statements of Income.
Sales of Accounts Receivable
Accounts receivable sales arrangements may be utilized in the normal course of business as part of our cash and liquidity management. Accounts receivable sold are generally short-term trade receivables with payment due dates of less than 60 days. During the fourth quarter 2017, we terminated all accounts receivable sales arrangements in North America and all but one arrangement in Europe, which resulted in a one-time reduction in our operating cash flows. The remaining accounts receivable sales facility in Europe enables us to sell receivables associated with our distributor network on an ongoing basis without recourse. Under this remaining arrangement, we sell our entire interest in the related accounts receivable for cash and no portion of the payment is held back or deferred by the purchaser.

Accounts receivable sales activities were as follows:

	Three Months Ended December 31,
(in millions)	2018	2017
Accounts receivable sales(1)	$108	$135
Loss on sales of accounts receivable	1	1
Estimated increase (decrease) to operating cash flows(2),(3)	36	(262)
____________________________

(1)
Customers may also enter into structured-payable arrangements that require us to sell our receivables from that customer to a third-party financial institution, which then makes payments to us to settle the customer's receivable. In these instances, we ensure the sale of the receivables are bankruptcy remote and the payment made to us is without recourse. The activity associated with these arrangements is not reflected in this disclosure as payments under these arrangements have not been material and these are customer directed arrangements.

(2)	Represents the difference between current and prior period accounts receivable sales adjusted for the effects of the deferred proceeds, collections prior to the end of the quarter and currency.

(3)	Year 2017 reflects a decrease associated with the termination of certain accounts receivable sales programs in the fourth quarter of 2017.

Fuji Xerox Transaction Termination
On January 31, 2018, Xerox entered into agreements ("Transaction Agreements") with FUJIFILM Holding Corporation ("Fujifilm") and Fuji Xerox Co., Ltd. ("Fuji Xerox") for the combination of Xerox and Fuji Xerox. Under the terms of the Transaction Agreements, Fuji Xerox would have become a wholly-owned subsidiary of Xerox, Xerox shareholders would have received a $2.5 billion special cash dividend and Xerox would have become owned 49.9% by Xerox's shareholders as of the closing date for the transaction and 50.1% by Fujifilm.
On May 13, 2018, Xerox determined that it was in the best interest of the Company and its shareholders to terminate the Transaction Agreements in accordance with their terms due to, among other things, the failure by Fujifilm to deliver the audited financial statements of Fuji Xerox by April 15, 2018 and the material deviations reflected in the audited financial statements of Fuji Xerox, when delivered. The Company's termination of the Transaction Agreements is the subject of pending litigation.
The Company continues to maintain existing commercial relationships with Fuji Xerox and Fujifilm, including, as part of the following agreements: (i) the Joint Enterprise Contract, between the Company and Fujifilm, dated March 30, 2001, (ii) the Technology Agreement, dated April 1, 2006, by and between the Company and Fuji Xerox and (iii) the Master Program Agreement made and entered into as of September 9, 2013 by and between the Company and Fuji Xerox. On June 25, 2018, the Company disclosed to Fujifilm that it does not currently plan to renew the Technology Agreement when it expires in 2021. In addition, the Company indicated that, upon expiration, it may sell products directly into the Asia-Pacific market with sole and exclusive use of the Xerox brand name. Xerox's goals include sourcing products, parts and supplies from the most competitive suppliers to support the needs of its customers.

Forward-Looking Statements
This release, and other written or oral statements made from time to time by management contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: our ability to address our business challenges in order to reverse revenue declines, reduce costs and increase productivity so that we can invest in and grow our business; changes in economic and political conditions, trade protection measures, licensing requirements and tax laws in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; the risk that partners, subcontractors and software vendors will not perform in a timely, quality manner; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; our ability to manage changes in the printing environment and expand equipment placements; interest rates, cost of borrowing and access to credit markets; funding requirements associated with our employee pension and retiree health benefit plans; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; any potential termination or restructuring of our relationship with FUJIFILM Holdings Corporation ("Fujifilm"); and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our 2017 Annual Report on Form 10-K, as well as our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. Xerox assumes no obligation to update any forward looking statements as a result of new information or future events or developments, except as required by law.
Fuji Xerox Co., Ltd. (“Fuji Xerox”) is a joint venture between Xerox and Fujifilm in which Xerox holds a noncontrolling 25% equity interest and Fujifilm holds the remaining equity interest. Given our status as a minority investor, we have limited contractual and other rights to information with respect to Fuji Xerox matters. In April 2017,

Fujifilm formed an independent investigation committee (the “IIC”) to primarily conduct a review of the appropriateness of the accounting practices at Fuji Xerox’s New Zealand subsidiary and at other subsidiaries. The IIC completed its review during the second quarter 2017 and identified aggregate adjustments to Fuji Xerox’s financial statements of approximately JPY 40 billion (approximately $360 million) primarily related to misstatements at Fuji Xerox’s New Zealand and Australian subsidiaries. We determined that our share of the total adjustments identified as part of the investigation was approximately $90 million and impacted our fiscal years 2009 through 2017. We revised our previously issued annual and interim consolidated financial statements for 2014, 2015 and 2016 and the first quarter of 2017. However, Fujifilm and Fuji Xerox continue to review Fujifilm’s oversight and governance of Fuji Xerox as well as Fuji Xerox’s oversight and governance over its businesses in light of the findings of the IIC.
In 2018, in connection with the completion of audits of Fuji Xerox’s fiscal year-end financial statements as of and for the years ended March 31, 2016 and 2017, as well as the review of Fuji Xerox’s unaudited interim financial statements as of and for the nine months ended December 31, 2017 and 2016, additional adjustments and misstatements were identified. These additional adjustments and misstatements were to the net income of Fuji Xerox for the period from 2010 through 2017 previously revised for the items identified by the IIC noted above. At this time, we can provide no assurances relative to the outcome of any potential governmental investigations or any consequences thereof that may happen as a result of this matter.

Non-GAAP Financial Measures
We have reported our financial results in accordance with generally accepted accounting principles (GAAP). In addition, we have discussed our financial results using the non-GAAP measures described below. We believe these non-GAAP measures allow investors to better understand the trends in our business and to better understand and compare our results. Accordingly, we believe it is necessary to adjust several reported amounts, determined in accordance with GAAP, to exclude the effects of certain items as well as their related income tax effects.
A reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are set forth below as well as in the fourth quarter 2018 presentation slides available at www.xerox.com/investor.
These non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the company’s reported results prepared in accordance with GAAP.
Adjusted Earnings Measures

•	Net income and Earnings per share (EPS)

•	Effective tax rate

The above measures were adjusted for the following items:

•
Amortization of intangible assets: The amortization of intangible assets is driven by our acquisition activity which can vary in size, nature and timing as compared to other companies within our industry and from period to period. The use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.

•
Restructuring and related costs: Restructuring and related costs include restructuring and asset impairment charges as well as costs associated with our transformation programs beyond those normally included in restructuring and asset impairment charges. Restructuring consists of costs primarily related to severance and benefits paid to employees pursuant to formal restructuring and workforce reduction plans. Asset impairment includes costs incurred for those assets sold, abandoned or made obsolete as a result of our restructuring actions, exiting from a business or other strategic business changes. Additional costs for our transformation programs are primarily related to the implementation of strategic actions and initiatives and include third-party professional service costs as well as one-time incremental costs. All of these costs can vary significantly in terms of amount and frequency based on the nature of the actions as well as the changing needs of the business. Accordingly, due to that significant variability, we will exclude these charges since we do not believe they provide meaningful insight into our current or past operating performance nor do we believe they are reflective of our expected future operating expenses as such charges are expected to yield future benefits and savings with respect to our operational performance.

•
Non-service retirement-related costs: Our defined benefit pension and retiree health costs include several elements impacted by changes in plan assets and obligations that are primarily driven by changes in the debt and equity markets as well as those that are predominantly legacy in nature and related to employees who are no longer providing current service to the company (e.g. retirees and ex-employees). These elements include (i) interest cost, (ii) expected return on plan assets, (iii) amortization of prior plan amendments, (iv) amortized actuarial gains/losses and (v) the impacts of any plan settlements/curtailments. Accordingly, we consider these elements of our periodic retirement plan costs to be outside the operational performance of the business or legacy costs and not necessarily indicative of current or future cash flow requirements. This approach is consistent with the classification of these costs as non-operating in other expenses, net as a result of our adoption of ASU 2017-07 - Reporting of Retirement Related Benefit Costs in 2018. Adjusted earnings will continue to include the service cost elements of our retirement costs, which is related to current employee service as well as the cost of our defined contribution plans.

•
Transaction and related costs, net: Transaction and related costs, net are expenses incurred in connection with Xerox's planned combination transaction with Fuji Xerox, which was terminated in May 2018, as well as costs and expenses related to the previously disclosed settlement agreement reached with certain shareholders and litigation related to the terminated transaction and other shareholder actions. These costs are considered incremental to our normal operating charges and were incurred or are expected to be incurred solely as a result of the planned combination transaction and the related shareholder settlement agreement and litigation.

Accordingly, we are excluding these expenses from our Adjusted Earnings Measures in order to evaluate our performance on a comparable basis.

•
Restructuring and other charges - Fuji Xerox: We adjust our 25% share of Fuji Xerox’s net income for similar items noted above such as Restructuring and related costs and Transaction and related costs, net based on the same rationale discussed above.

•	Other discrete, unusual or infrequent items: We excluded the following items given their discrete, unusual or infrequent nature and their impact on our results for the period.

•	Fourth Quarter and Full Year 2018 - Contract termination costs associated with a minimum purchase commitment for IT services.

•	Fourth Quarter and Full Year 2017 - Losses on early extinguishment of debt.

•	Fourth Quarter and Full Year 2017 and 2018 - impacts associated the Tax Cuts and Jobs Act (the "Tax Act") enacted in December 2017. See the “Income Taxes” section for further explanation.

We believe the exclusion of these items allows investors to better understand and analyze the results for the period as compared to prior periods and expected future trends in our business.
Adjusted Operating Income/Margin
We calculate and utilize adjusted operating income and margin measures by adjusting our reported pre-tax income and margin amounts. In addition to the costs and expenses noted as adjustments for our Adjusted Earnings measures, adjusted operating income and margin also exclude the remaining amounts included in Other expenses, net, which are primarily non-financing interest expense and certain other non-operating costs and expenses. We exclude these amounts in order to evaluate our current and past operating performance and to better understand the expected future trends in our business. Adjusted operating income and margin also include Equity in net income (loss) of unconsolidated affiliates. Equity in net income (loss) of unconsolidated affiliates primarily reflects our 25% share of Fuji Xerox's net income. In 2019 we plan on modifying the definition of Adjusted operating margin to exclude Equity in net income (loss) of unconsolidated affiliates - accordingly the full-year 2019 guidance for adjusted operating margin is compared to a revised full-year 2018 adjusted operating margin on the same basis.
Constant Currency
To better understand trends in our business, we believe that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. dollars. We refer to this adjusted revenue as “constant currency.” This impact is calculated by translating current period activity in local currency using the comparable prior year period's currency translation rate. This impact is calculated for all countries where the functional currency is the local country currency. The constant currency impact for signings growth is calculated on the basis of plan currency rates. Management believes the constant currency measure provides investors an additional perspective on revenue trends. Currency impact can be determined as the difference between actual growth rates and constant currency growth rates.
Free Cash Flow
To better understand trends in our business, we believe that it is helpful to adjust operating cash flows from continuing operations by subtracting amounts related to capital expenditures. Management believes this measure gives investors an additional perspective on cash flow from operating activities in excess of amounts required for reinvestment. It provides a measure of our ability to fund acquisitions, dividends and share repurchase. In 2017, we also adjusted operating cash flows for the impacts associated with the incremental voluntary contributions to our U.S. defined benefit pension plans and the termination of our accounts receivable sales programs in the fourth quarter 2017. We adjusted for these impacts due to the one-time nature of the actions as well as to enable investors to better understand and analyze our operating cash flows as compared to prior periods and expected future trends.

Summary:
Management believes that all of these non-GAAP financial measures provide an additional means of analyzing the current period’s results against the corresponding prior period’s results. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on these non-GAAP measures.
A reconciliation of these non-GAAP financial measures and the most directly comparable measures calculated and presented in accordance with GAAP are set forth on the following tables:
Net Income (Loss) and EPS reconciliation

	Three Months Ended December 31,				Year Ended December 31,
	2018		2017		2018		2017
(in millions, except per share amounts)	Net Income	EPS	Net (Loss) Income	EPS	Net Income	EPS	Net Income	EPS
Reported(1)	$137	$0.56	$(196)	$(0.78)	$361	$1.38	$192	$0.70
Adjustments:
Restructuring and related costs	67		24		158		216
Amortization of intangible assets	12		12		48		53
Transaction and related costs, net	5		9		68		9
Non-service retirement-related costs	67		59		150		188
Contract termination costs - IT services	43		—		43		—
Loss on early extinguishment of debt	—		7		—		20
Income tax on adjustments(2)	(50)		(44)		(119)		(166)
Restructuring and other charges - Fuji Xerox(3)	5		1		95		10
Tax Act	(6)		400		89		400
Remeasurement of unrecognized tax positions	—		—		—		(16)
Adjusted	$280	$1.14	$272	$1.03	$893	$3.46	$906	$3.45
Dividends on preferred stock used in adjusted EPS calculation(4)		$—		$—		$—		$—
Weighted average shares for adjusted EPS(4)		246		264		258		263
Fully diluted shares at end of period(5)		240
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(1)	Net income (loss) and EPS from continuing operations attributable to Xerox.

(2)	Refer to Effective Tax Rate reconciliation.

(3)	Other charges in 2018 represent costs associated with the terminated combination transaction.

(4)
For those periods that exclude the preferred stock dividend, the average shares for the calculations of diluted EPS include 7 million shares associated with our Series B convertible preferred stock, as applicable.

(5)
Represents common shares outstanding at December 31, 2018 as well as shares associated with our Series B convertible preferred stock plus potential dilutive common shares as used for the calculation of diluted earnings per share for the fourth quarter 2018.

Effective Tax Rate reconciliation

	Three Months Ended December 31, 2018			Three Months Ended December 31, 2017
(in millions)	Pre-Tax Income	Income Tax Expense	Effective Tax Rate	Pre-Tax Income	Income Tax Expense	Effective Tax Rate
Reported(1)	$139	$37	26.6%	$226	$444	196.5%
Non-GAAP Adjustments(2)	194	50		111	44
Tax Act	—	6		—	(400)
Adjusted(3)	$333	$93	27.9%	$337	$88	26.1%

	Year Ended December 31, 2018			Year Ended December 31, 2017
(in millions)	Pre-Tax Income	Income Tax Expense	Effective Tax Rate	Pre-Tax Income	Income Tax Expense	Effective Tax Rate
Reported(1)	$598	$257	43.0%	$570	$481	84.4%
Non-GAAP Adjustments(2)	467	119		486	166
Tax Act	—	(89)		—	(400)
Remeasurement of unrecognized tax positions	—	—		—	16
Adjusted(3)	$1,065	$287	26.9%	$1,056	$263	24.9%
____________________________

(1)	Pre-Tax Income and Income Tax Expense from continuing operations.

(2)	Refer to Net Income (Loss) and EPS reconciliation for details.

(3)
The tax impact on Adjusted Pre-Tax Income from continuing operations is calculated under the same accounting principles applied to the Reported Pre-Tax Income under ASC 740, which employs an annual effective tax rate method to the results.

Operating Income / Margin reconciliation

	Three Months Ended December 31, 2018			Three Months Ended December 31, 2017
(in millions)	Profit	Revenue	Margin	Profit	Revenue	Margin
Reported(1)	$139	$2,533	5.5%	$226	$2,747	8.2%
Adjustments:
Restructuring and related costs	67			24
Amortization of intangible assets	12			12
Transaction and related costs, net	5			9
Equity in net income of unconsolidated affiliates	39			25
Restructuring and other charges - Fuji Xerox(2)	5			1
Other expenses, net(3) (4)	142			95
Adjusted	$409	$2,533	16.1%	$392	$2,747	14.3%
Equity in net income of unconsolidated affiliates	(39)			(25)
Restructuring and other charges - Fuji Xerox(2)	(5)			(1)
Adjusted (Effective for 2019)	$365	$2,533	14.4%	$366	$2,747	13.3%

	Year Ended December 31, 2018			Year Ended December 31, 2017
(in millions)	Profit	Revenue	Margin	Profit	Revenue	Margin
Reported(1)	$598	$9,830	6.1%	$570	$10,265	5.6%
Adjustments:
Restructuring and related costs	158			216
Amortization of intangible assets	48			53
Transaction and related costs, net	68			9
Equity in net income of unconsolidated affiliates	33			115
Restructuring and other charges - Fuji Xerox(2)	95			10
Other expenses, net(3),(4)	268			329
Adjusted	$1,268	$9,830	12.9%	$1,302	$10,265	12.7%
Equity in net income of unconsolidated affiliates	(33)			(115)
Restructuring and other charges - Fuji Xerox(2)	(95)			(10)
Adjusted (Effective for 2019)	$1,140	$9,830	11.6%	$1,177	$10,265	11.5%
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(1)	Pre-Tax Income and revenue from continuing operations.

(2)	Other charges in 2018 represent costs associated with the terminated combination transaction.

(3)	Includes non-service retirement-related costs of $67 million and $59 million, and $150 million and $188 million for the three and twelve months ended December 31, 2018 and 2017, respectively.

(4)	Includes a $43 million penalty associated with the termination of an IT services arrangement, for the three and twelve months ended December 31, 2018.

Free Cash Flow reconciliation

	Three Months Ended December 31,			Year Ended December 31,
(in millions)	2018	2017	Change	2018	2017	Change
Reported(1)	$415	$(149)	$564	$1,140	$(179)	$1,319
Incremental voluntary contributions to U.S. defined benefit pension plans	—	—	—	—	500	(500)
Collections on beneficial interests received in sales of receivables	—	64	(64)	—	234	(234)
Elimination of certain accounts receivables sales programs	—	350	(350)	—	350	(350)
Restricted cash - classification change(2)	—	57	(57)	—	67	(67)
Other	—	10	(10)	—	—	—
Operating Cash Flow - Adjusted	$415	$332	$83	$1,140	$972	$168
Capital Expenditures	(17)	(35)	18	(90)	(105)	15
Free Cash Flow	$398	$297	$101	$1,050	$867	$183
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(1)	Net cash provided by (used in) operating activities from continuing operations.

(2)
Per ASU 2016-18, Statement of Cash Flows - Restricted Cash, restricted cash and restricted cash equivalents should be included with Cash and cash equivalents when reconciling beginning and end-of-period amounts per the Statement of Cash Flows.

Guidance:
Earnings per Share

	FY 2019
(in millions, except per share amounts)	Net Income	EPS
Estimated(1)	$635	~ $2.60 - $2.70
Adjustments:
Restructuring and related costs(2)	225
Amortization of intangible assets	40
Non-service retirement-related costs	90
Income tax on adjustments	(90)
Adjusted	$900	~ $3.70 - $3.80

Weighted average shares for adjusted EPS(3)		~ 240
____________________________

(1)	Net Income and EPS from continuing operations attributable to Xerox

(2)	Excludes any potential Fuji Xerox restructuring

(3)	Fully diluted shares at the end of 2018

Operating Income / Margin

	FY 2019
(in millions)	Profit	Revenue	Margin
Estimated(1)	$705	$9,340	~ 7.2% - 7.7%
Adjustments:
Restructuring and related costs	225
Amortization of intangible assets	40
Non-service retirement-related costs	90
Other Expenses, net	140
Adjusted	$1,200	$9,340	~ 12.6% - 13.1%
____________________________

(1)	Pre-Tax Income and revenue from continuing operations
Note: The above reconciliation does not reflect any translation currency impact.

Free Cash Flow

Free Cash Flow
(in millions)	FY 2019
Operating Cash Flow(1)	$1,150 - $1,250
Less: capital expenditures	(150)
Free Cash Flow	$1,000 - $1,100

____________________________

(1)	Net cash provided by operating activities from continuing operations

APPENDIX I
Xerox Corporation
Earnings per Common Share
(in millions except per share data, shares in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Basic Earnings (Loss) per Share:
Net income (loss) from continuing operations attributable to Xerox	$137	$(196)	$361	$192
Accrued dividends on preferred stock	(3)	(3)	(14)	(14)
Adjusted net income (loss) from continuing operations available to common shareholders	134	(199)	347	178
Income from discontinued operations attributable to Xerox, net of tax	—	6	—	3
Adjusted net income (loss) available to common shareholders	$134	$(193)	$347	$181
Weighted average common shares outstanding	236,190	254,616	248,707	254,341
Basic Earnings (Loss) per Share:
Continuing operations	$0.56	$(0.78)	$1.40	$0.70
Discontinued operations	—	0.02	—	0.01
Basic Earnings (Loss) per Share	$0.56	$(0.76)	$1.40	$0.71
Diluted Earnings (Loss) per Share:
Net income (loss) from continuing operations attributable to Xerox	$137	$(196)	$361	$192
Accrued dividends on preferred stock	—	(3)	(14)	(14)
Adjusted net income (loss) from continuing operations available to common shareholders	137	(199)	347	178
Income from discontinued operations attributable to Xerox, net of tax	—	6	—	3
Adjusted net income (loss) available to common shareholders	$137	$(193)	$347	$181
Weighted average common shares outstanding	236,190	254,616	248,707	254,341
Common shares issuable with respect to:
Stock Options	—	—	—	—
Restricted stock and performance shares	3,188	—	2,953	2,229
Convertible preferred stock	6,742	—	—	—
Adjusted weighted average common shares outstanding	246,120	254,616	251,660	256,570
Diluted Earnings (Loss) per Share:
Continuing operations	$0.56	$(0.78)	$1.38	$0.70
Discontinued operations	—	0.02	—	0.01
Diluted Earnings (Loss) per Share	$0.56	$(0.76)	$1.38	$0.71
The following securities were not included in the computation of diluted earnings per share as they were either contingently issuable shares or shares that if included would have been anti-dilutive:
Stock Options	1,022	—	1,022	—
Restricted stock and performance shares	2,833	5,935	3,068	3,706
Convertible preferred stock	—	6,742	6,742	6,742
Total Anti-Dilutive Securities	3,855	12,677	10,832	10,448

Dividends per Common Share	$0.25	$0.25	$1.00	$1.00

APPENDIX II
Xerox Corporation
Geographic Sales Channels and Product/Offering Definitions

Our business is aligned to a geographic focus and is primarily organized on the basis of go-to-market sales channels, which are structured to serve a range of customers for our products and services:

•	North America, which includes our sales channels in the U.S. and Canada.

•	International, which includes our sales channels in Europe, Eurasia, Latin America, Middle East, Africa and India.

•	Other, primarily includes our OEM business, as well as sales to and royalties from Fuji Xerox, and our licensing revenue.

Our products and offerings include:

•	“Entry”, which includes A4 devices and desktop printers. Prices in this product group can range from approximately $150 to $3,000.

•
“Mid-Range”, which includes A3 Office and Light Production devices that generally serve workgroup environments in mid to large enterprises. Prices in this product group can range from approximately $2,000 to $75,000+.

•
“High-End”, which includes production printing and publishing systems that generally serve the graphic communications marketplace and large enterprises. Prices for these systems can range from approximately $30,000 to $1,000,000+.

•
Managed Document Services (MDS) revenue, which includes solutions and services that span from managing print to automating processes to managing content. Our primary offerings within MDS are Managed Print Services (including from XBS), as well as workflow automation services, and Centralized Print Services and Solutions (CPS). MDS excludes Communication and Marketing Solutions (CMS).